                                                                   EXHIBIT 10.36

                        EXCLUSIVE SUBLICENSE AGREEMENT

     THIS EXCLUSIVE SUBLICENSE AGREEMENT (the "Agreement") is made and entered into as of the 9th day of June, 1999 ("Effective Date") by and between ALKERMES, INC., having its principal place of business located at 64 Sidney Street, Cambridge, Massachusetts 02139 ("Alkermes") and TARGETED GENETICS CORPORATION, having its principal place of business located at 1100 Olive Way, Suite 100, Seattle, Washington 98101 ("Targeted"). Alkermes and Targeted are each referred to herein by name or as a "Party", or, collectively, as the "Parties".

     WHEREAS, Alkermes is the exclusive licensee from the Children's Hospital Research Foundation/Children's Hospital, Inc. ("Children's Hospital") of certain "Licensed Patent Rights" and "Licensed Materials" relating to Adeno-Associated Virus (AAV) packaged cell lines invented by Dr. Philip R. Johnson and has the right to grant sublicenses under Licensed Patent Rights and to Licensed Materials (the "AAV License Agreement");

     WHEREAS, the Parties are also parties to that certain Exclusive Sublicense Agreement effective as of July 23, 1996 (the "Prior Agreement"), pursuant to which Targeted is an exclusive sublicensee of the "Licensed Patent Rights" and "Licensed Materials" in certain Fields of Use; and

     WHEREAS, the Parties desire to enter into this Agreement, pursuant to which Alkermes will grant to Targeted an exclusive, worldwide license of the Licensed Patents and Licensed Materials in all of the Fields of Use, terminate the Prior Agreement and to enter into a related Common Stock and Warrants Issuance Agreement of even date herewith ("Issuance Agreement"), pursuant to which Targeted shall deliver to Alkermes shares of Targeted's common stock, par value $0.01 per share ("Common Stock"), and warrants to acquire additional shares of Common Stock in the future.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Section 1  Definitions

     1.1 "Additional Fields of Use" means the Fields of Use identified in subsections (b)-(j) of the definition of Fields of Use herein.

     1.2 "Affiliate" means any entity directly or indirectly controlling, controlled by, or under common control with, either Alkermes or Targeted. For

[*] Omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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

          purposes of this definition, the term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of at least 50% of the voting stock of such entity, by contract, or otherwise. Without limiting the generality of the foregoing, "Affiliate" shall include any research and development partnership in which Targeted or any of its Affiliates has an interest of 50% of more, or is the general partner, or any other funding entity that Targeted or any of its Affiliates controls.

     1.3 "Bankruptcy Event" means the Person in question becomes insolvent, or voluntary or involuntary proceedings by or against such Person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Person, or proceedings are instituted by or against such Person for corporate reorganization or the dissolution of such Person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Person makes an assignment for the benefit of creditors, or substantially all of the assets of such Person are seized or attached and not released within sixty (60) days thereafter.

     1.4  "FDA" means the United States Food and Drug Administration.

     1.5 "Fields of Use" means the following: (a) treatment and prevention of [*]; (b) treatment and prevention of [*]; (c) treatment of [*]; (d) treatment and prevention of [*]; (e) treatment and prevention of [*];
          (f) treatment and prevention of [*]; (g) [*]; (h) treatment and prevention of [*]; (i) treatment of [*]; (j) [*]; and (k) [*].

     1.6  "Licensed Patent Rights" means all of the following:

          (a) U.S. Patent No. 5,658,785 issued August 19, 1997, U.S. Patent No. 5,786,211 issued July 28, 1998, U.S. Patent No. 5,858,775 issued
               January 12, 1999, U.S. Patent Application Serial No. USSN 09/012,132 filed January 22, 1998, and U.S. Patent Application (number to be assigned) filed April 15, 1999, "Adeno-Associated Virus Materials and Methods", invented by Philip R. Johnson;

          (b) to the extent that the following contain one or more claims to the invention or inventions claimed in (a) above: divisions, continuations and continuations-in-part of (a) above, all divisions

[*] Confidential treatment requested

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

               and continuations of these continuations-in-part, divisions and continuations, and any reissues, extensions or reexaminations of the foregoing patents;

          (c) to the extent that the following contain one or more claims to the invention or inventions claimed in (a) above: all counterpart foreign applications and patents to (a) and (b) above;

          (d) any other patent applications, including divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and counterpart foreign applications thereof, that contain one or more claims to the invention or inventions claimed in (a) above or any improvements to such invention or inventions; and

          (e) any patents issuing in respect of any of the applications, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and counterpart foreign applications referenced in clauses (a), (b), (c) and (d) above.

     1.7 "Licensed Materials" means the C12 adeno-associated virus packaging cell line developed by the Children's Hospital Research
          Foundation/Children's Hospital, Inc. and any improvements thereto.

     1.8 "Licensed Product(s)" means any product which cannot be manufactured, used or sold without utilizing Licensed Materials or which, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more issued claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction or expired.

     1.9 "Net Sales" means the gross invoice prices received from customers on sales of Licensed Products by Targeted, its Affiliates, or Sublicensee(s) (as defined in Section 2.1 below), as applicable, less any customary discounts allowed and actually taken, sales and/or use tax, excise and similar taxes, import or export duties or their equivalent, outbound transportation prepaid or allowed, insurance, and amounts allowed or credited due to returns (not exceeding the original billing). Transfer of a Licensed Product between Targeted and its Affiliates and/or Sublicensees for resale to end users shall not be used for the basis of computing royalties.

     1.10 "Non-Therapeutic Field of Use" means the Field of Use identified in subsection (k) of the definition of Fields of Use herein.

     1.11 "Phase I Clinical Trial" means that portion of the FDA submission and approval process which provides for the first introduction into humans of a product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more fully defined in 21 C.F.R. (S) 312.21(a) or equivalent in a foreign country.

     1.12 "Phase II Clinical Trial" means that portion of the FDA submission and approval process which provides for the initial trials of product on a limited number of patients for the purpose of determining dose and evaluating safety and efficacy in the proposed therapeutic indication as more fully defined in 21 C.F.R. (S) 312.21(b) or equivalent in a foreign country. Phase I/II or equivalent in a foreign country will be considered a Phase I trial.

     1.13 "Phase III Clinical Trial" means that portion of the clinical development program which provides for continued trials of a product on sufficient numbers of patients to establish the safety and efficacy of a product and generate, if required, pharmacoeconomics data to support regulatory approval in the proposed therapeutic indication as more fully defined in 21 C.F.R. (S) 312.21(c) or equivalent in a foreign country.

     1.14 "Person" means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, any other form of business organization, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     1.15 "PLA" means a Product Licensing Application as that term is used in Title 21 of the Code of Federal Regulations or any other applicable FDA filing.

     1.16  "Prior Field of Use" means the Field of Use identified in subsection
           (a) of the definition of Fields of Use herein.

     1.17 "Regulatory Approval" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Licensed Product in a regulatory jurisdiction.

Section 2  Grant of License

     2.1   Grant of License to Targeted.  Subject to the terms and conditions of
           -----------------------------
           this Agreement, Alkermes hereby grants to Targeted: (a) a worldwide exclusive sublicense under Licensed Patent Rights and to Licensed Materials to make, have made, use, lease, have sold and sell Licensed Products in the Fields of Use; (b) the exclusive right to grant one or more sublicenses to its rights under Licensed Patent Rights and to Licensed Materials to make, have made, use, lease, have sold and sell Licensed Products in the Fields of Use (each such sublicense, a "Sublicense", the sublicensee thereunder, a "Sublicensee", and the agreement or contract pursuant to which a Sublicense is granted, a "Sublicense Agreement").

     2.2   Reserved Rights of Alkermes.  Alkermes reserves unto itself the
           ---------------------------
           personal, non-transferable right to make, have made, and use Licensed Product(s) and Licensed Material in the Fields of Use for internal research purposes only, and for no other purpose in the Fields of Use.

     2.3   Grant of License to Alkermes.  Automatically upon termination of this
           ----------------------------
           Agreement, Targeted hereby grants to Alkermes an exclusive, worldwide royalty-free license to make, have made, use and sell products under any patent rights owned by Targeted as of the date of such termination for improvements on the C12 cell line.

     2.4   Grant of Sublicenses at Option of Targeted. Any Sublicense granted by
           ------------------------------------------
           Targeted of its rights hereunder shall be subject to the terms of this Agreement and shall provide for the payment of royalties and other consideration by the Sublicensee as specified in Section 3 below. Targeted shall be responsible for its Sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of Targeted hereunder. Any event, act or omission of a Sublicensee which would be a breach of this Agreement if performed by Targeted shall be deemed to be a breach by Targeted of this Agreement. Each Sublicense Agreement granted by Targeted shall include an audit right by Alkermes of the same scope as provided in
           Section 4 below with respect to Targeted. No Sublicense Agreement shall contain any provision which would be inconsistent with the terms of this Agreement or the AAV License Agreement. Targeted shall give Alkermes prompt notification of the identity and address of each Sublicensee with whom it concludes a Sublicense Agreement and shall supply Alkermes with a copy of each such Sublicense Agreement. To the extent that any term or provision of any Sublicense Agreement is found to be inconsistent with the terms or provisions of this Agreement, Targeted shall use its best efforts to amend such Sublicense Agreement such that it is in compliance with the terms or provisions of this Agreement.

     2.5   AAV License Agreement. Targeted hereby acknowledges, on behalf of
           ---------------------
           itself, its Affiliates and any existing or future Sublicensee, that it is aware of the AAV License Agreement and the obligations of Alkermes under the AAV License Agreement. Targeted hereby further acknowledges and agrees, that, in the event Alkermes or Targeted shall become aware of any fact or circumstance related to this Agreement or any Sublicense Agreement which is inconsistent with the obligations of Alkermes under the AAV License Agreement, Alkermes and Targeted shall cooperate in good faith to amend this Agreement or any such Sublicense Agreement to insure that Alkermes shall be in compliance with the terms and provisions of the AAV License Agreement.

     2.6   Grant of Sublicenses at Option of Alkermes. At any time after the
           ------------------------------------------
           date which is the [*] anniversary of the Effective Date, Targeted shall, upon receipt of notice from Alkermes to such effect, enter into good faith negotiations to enter into a sublicense agreement with a proposed sublicensee designated by Alkermes in such notice, with respect to any of the Additional Fields of Use for which Targeted, its Affiliates or Sublicensee(s) have not initiated Phase I Clinical Trials; provided that entering into such negotiations is not inconsistent with obligations of Targeted to any Sublicensee. Such sublicense agreement, if entered into, shall be subject to Section
           2.4 above.

Section 3  Payments to Alkermes

     3.1  Issuance of Common Stock and Warrants.  Upon the execution of this
          -------------------------------------
          Agreement and in consideration of the grant of the license hereunder, Targeted and Alkermes shall enter into the Issuance Agreement in the form attached hereto as Exhibit A, pursuant to which Targeted shall issue and deliver to Alkermes 500,000 shares of Common Stock of Targeted (the "Shares") and two warrants to acquire an aggregate of up to 2,000,000 additional shares of Common Stock of Targeted (the

          [*] Confidential treatment requested

          "Warrants"), in each case, subject to the terms and provisions of the Issuance Agreement and the warrants attached thereto.

     3.2  Milestone Payments.  Subject to Sections 3.2(c) and (d), Targeted
          ------------------
          shall pay Alkermes the aggregate of the amounts calculated in accordance with Sections 3.2(a)(i) or 3.2(a)(ii) below with respect to each Licensed Product whether such Licensed Product is developed by Targeted, its Affiliates or by any Sublicensee (the "Non Royalty Fees"). Whether Targeted shall pay to Alkermes the Non-Royalty Fees pursuant to Section 3.2(a)(i) or 3.2(a)(ii) shall be determined by Alkermes within twenty (20) days of (i) receipt by Alkermes of written notice from Targeted advising Alkermes that Targeted has initiated a Phase I Clinical Trial with respect to a Licensed Product being developed by Targeted or its Affiliates, and such other relevant information related to such Phase I Clinical Trial that Alkermes may reasonably request, or (ii) receipt by Alkermes from Targeted of a copy of a Sublicense Agreement entered into by Targeted pursuant to
          Section 2.4 above, and such other relevant information related to such Sublicense Agreement that Alkermes may reasonably request.

          (a) Upon the election by Alkermes pursuant to Section 3.2 above, Targeted shall, within thirty (30) days of (x) receipt of Non-Royalty Fees from a Sublicensee pursuant to Section 3.2(a)(i) below or (y) the occurrence of each event described in Section 3.2(a)(ii), pay Alkermes the following Non-Royalty Fees:

               (i) [*] of any proceeds received by Targeted as consideration pursuant to any Sublicense Agreement for each Licensed Product, including without limitation, licensee fees, milestone payments or other property deemed compensation (but excluding research and development funding, royalties and Common Stock purchases at market value) under such Sublicense Agreement, such as any premium paid over the market value of Common Stock in the event such Sublicense Agreement incorporates an equity component; or

               (ii) Milestone payments in accordance with the following
                    schedules of events achieved by Targeted or a Sublicensee for each Licensed Product related to any Additional Field of Use and the Prior Field of Use, as the case may be:

          [*] Confidential treatment requested

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                    (A)  With respect to any Licensed Product in any Additional
                         Field of Use:

--------------------------------------------------------------------------------------------
                                                                        Milestone
       Event                                                            Payment
--------------------------------------------------------------------------------------------
  1.   Completion of first Phase I Clinical Trial                       $  [*]
--------------------------------------------------------------------------------------------
  2.   Completion of first Phase II Clinical Trial                         [*]
--------------------------------------------------------------------------------------------
  3.   Completion of first Phase III Clinical Trial                        [*]
--------------------------------------------------------------------------------------------
  4.   Completion of first Phase III Clinical Trial for which              [*]
       payment not made pursuant item 2 above
--------------------------------------------------------------------------------------------
  5.   First filing of PLA with the FDA (or comparable filing with a       [*]
       foreign agency, if first)
--------------------------------------------------------------------------------------------
  6.   First approval of a PLA by the FDA (or comparable approval of       [*]
       a foreign agency, if first)
--------------------------------------------------------------------------------------------
       Total:                                                           $  [*]
--------------------------------------------------------------------------------------------

                    (B) With respect to any Licensed Product in the Prior Field of Use:

                                                                        Milestone
--------------------------------------------------------------------------------------------
       Event                                                            Payment
--------------------------------------------------------------------------------------------
  1.   Completion of first Phase I Clinical Trial                       $  [*]
--------------------------------------------------------------------------------------------
  2.   Completion of first Phase II Clinical Trial                         [*]
--------------------------------------------------------------------------------------------
  3.   Completion of first Phase III Clinical Trial                        [*]
--------------------------------------------------------------------------------------------
  4.   Completion of first Phase III Clinical Trial for which              [*]
       payment not made pursuant item 2 above
--------------------------------------------------------------------------------------------
  5.   First filing of PLA with the FDA (or comparable filing with a       [*]
       foreign agency, if first)
--------------------------------------------------------------------------------------------
       Total:                                                           $  [*]
--------------------------------------------------------------------------------------------

          (b) Notwithstanding anything in this Section 3 to the contrary, the Parties agree and acknowledge that Targeted is obligated to pay Alkermes, with respect to each License Product developed by Targeted, its Affiliates or by any Sublicensee the greater of the aggregate Non-Royalty Fees calculated pursuant to Sections 3.2(a)(i) and 3.2(a)(ii) above (each a "Non-Royalty Fee Payment

       [*] Confidential treatment requested

               Option"). The Parties agree that to assist Alkermes in the determination of which Non-Royalty Fee Payment Option shall result in greater Non-Royalty Fees to Alkermes, Targeted shall, on an annual basis and with respect to each Licensed Product, beginning one (1) year following receipt by Alkermes of the initial payment pursuant to this Section 3.2 with respect to each Licensed Product, deliver to Alkermes a written status report with respect to such Licensed Product (each a "Status Report"). Each Status Report shall contain sufficient information to enable Alkermes to calculate the Non-Royalty Fee that Alkermes would be entitled to receive with respect to the applicable Licensed Product pursuant to each Non-Royalty Fee Payment Option. The Parties further agree that, upon receipt of such Status Report with respect to each Licensed Product, Alkermes may, upon due notice to and prior consultation with Targeted, require Targeted to pay to Alkermes the Non-Royalty Fees payable pursuant to the Non-Royalty Fee Payment Option which would, in the aggregate, yield to Alkermes greater Non-Royalty Fees with respect to such Licensed Product; provided, however, that if Alkermes shall exercise its right pursuant to this Section 3.2(b) to receive Non-Royalty Fees pursuant to Section 3.2(a)(i) or 3.2(a)(ii), all amounts received by Alkermes under the previously applicable Non-Royalty Fee Payment Option shall be credited to the newly selected Non-Royalty Fee Payment Option.

          (c) The payment schedule set forth in Sections 3.2(a)(i) and 3.2(a)(ii) shall apply to the first product to be developed in each of the Additional Fields of Use and to receive approval of a PLA by the FDA (or comparable filing with a foreign agency, if first) (each such product, the "First Product"). In no event shall the aggregate payments under this Section 3.2 for each First Product be less than $[*].

          (d) With respect to any product in each of the Additional Fields of Use which is not the First Product, and only after a First Product is identified (each such product, an "Additional Product"), the payments made pursuant to Sections 3.2(a) and (b) shall be reduced by [*] so long as the First Product is being marketed and has generated royalties to Alkermes in excess of $[*] in the twelve-month period preceding the scheduled payment pursuant to Sections 3.2(a) and (b) with respect to an Additional Product.

          [*] Confidential treatment requested

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

     3.3  Royalties; Other Payments
          -------------------------

          (a) For the rights, privileges and license granted hereunder, Targeted shall pay royalties to Alkermes in the manner hereinafter provided to the end of the term of the Licensed Patent Rights on a country-by-country basis or until this Agreement shall be terminated as hereinafter provided, whichever occurs first. Subject to Section 3.3(a)(iv) below:

               (i) With respect to any Licensed Product in any Additional Field of Use, Targeted agrees to pay to Alkermes a royalty of [*] on the amount of annual Net Sales of Licensed Products related to any of the Additional Fields of Use that is less than or equal to [*] and a royalty of [*] on the amount of annual Net Sales of Licensed Products related to any of the Additional Fields of Use that exceeds [*].

               (ii) With respect to any Licensed Product in the Non-Therapeutic
                    Field of Use, Targeted agrees to pay to Alkermes:

                    (A) A royalty of [*] on the amount of annual Net Sales of Licensed Products from sales by Targeted or its Affiliates (but not Sublicensees) of Licensed Products related to the Non-Therapeutic Field of Use that is less than or equal to [*] and a royalty of [*] on the amount of annual Net Sales of Licensed Products on sales by Targeted or its Affiliates (but not Sublicensees) of Licensed Products related to the Non-Therapeutic Field of Use that exceeds [*]; and

                    (B) [*] of any proceeds received by Targeted from Sublicensees from sales by such Sublicensees (but not Targeted or its Affiliates) of Licensed Products related to the Non-Therapeutic Field of Use, including without limitation, licensee fees, milestone payments or other property deemed compensation (but excluding research and development funding, royalties and Common Stock purchases at market value), such as any premium

          [*] Confidential treatment requested
                         paid over the market value of Common Stock in the event the applicable arrangement incorporates an equity component.

               (iii) With respect to any Licensed Product in the Prior Field of Use, Targeted agrees to pay to Alkermes a royalty of [*] on the amount of annual Net Sales of Licensed Products related to the Prior Field of Use that is less than or equal to [*] and a royalty of [*] on the amount of annual Net Sales of Licensed Products related to the Prior Field of Use that exceeds [*].

               (iv) For sales in any country in which no Licensed Patent Rights exist, such royalty shall be reduced [*] on the amount of annual Net Sales of Licensed Products incorporating, based upon or made by employing the Licensed Material or the technology described in the Licensed Patent Rights.

          (b) Notwithstanding Section 3.3(a) above, if Targeted is required to pay royalties to non-Affiliates for sale of any Licensed Product for which payments are also due to Alkermes ("Third Party Royalties"), then the amount of royalties to be paid by Targeted to Alkermes shall be reduced by the amount that the sum of royalties for such Licensed Product to be paid to Alkermes and Third Party Royalties for such Licensed Product, collectively, exceeds [*] of Net Sales of Licensed Products, but in no event shall Alkermes' royalty percentage be reduced to less than [*] of Net Sales for such Licensed Product.

          (c) No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale is or shall be covered by multiple claims or more than one Licensed Patent Right licensed under this Agreement.

          (d) Royalty payments due pursuant to Section 3.3(a) above, shall be calculated quarterly for the three (3) month periods ending March 31, June 30, September 30 and December 31 of each calendar year and shall be due and payable by Targeted within forty five (45) days of the end of each calendar quarter (that is on or before

          [*] Confidential treatment requested

               May 15, August 14, November 15 and February 14 in each calendar year).

          (e) All monies due to Alkermes hereunder shall be paid in United States Dollars by bank wire transfer in immediately available funds to the account designated by Alkermes. Targeted shall be responsible for making the payment to Alkermes. The rate of exchange to be used in computing the amount of currency equivalent to United States Dollars due to Alkermes shall be made at the rate of exchange at Chase Manhattan Bank for the three (3) month trailing average for the calendar quarter for which payment is due. All payments hereunder shall be made net of any withholding taxes, duties, levies, fees or charges required to be withheld under the law, on behalf of Alkermes. Targeted shall make any withholding payments due on behalf of Alkermes and shall promptly provide Alkermes with written documentation of any such payment sufficient to satisfy any requirements of the United States Internal Revenue Service related to an application by Alkermes for a foreign tax credit for such payment. Targeted agrees to take reasonable and lawful steps as Alkermes may request to minimize the amount of tax to which payments to Alkermes are subject, if such steps are not detrimental to Targeted.

Section 4  Record Keeping and Reports

     4.1  Records.  Targeted shall keep accurate records in sufficient detail to
          -------
          enable the royalties payable by Targeted to Alkermes hereunder to be determined, and shall permit said records to be examined from time to time during the life of this Agreement and for one (1) year after the expiration and termination of this Agreement, at reasonable intervals (but not more than once per calendar year) by an independent auditor designated by Alkermes and reasonably acceptable to Targeted (the "Auditor"), during normal business hours, and to the extent necessary to verify the reports and payments required hereunder. The Auditor shall only disclose to Alkermes whether or not royalties payable hereunder have been accurately computed and paid, and no other information. In the event any such audit reveals an underpayment, Targeted shall promptly remit the deficiency to Alkermes. In the event any such audit reveals an overpayment, the excess shall be credited against any further payments due to Alkermes hereunder.

     4.2  Reports.  Targeted shall furnish to Alkermes quarterly written
          -------
          reports, which shall be delivered to Alkermes together with the royalty payments pursuant to Section 3.3(d) (each such report, a "Report") setting forth separately by Licensed Product or other identifying designation, the total number of Licensed Products theretofore made and sold hereunder during the preceding calendar quarter and the royalties due thereon. Each such Report shall be accompanied by a copy of any Sublicensee's Report received subsequent to Targeted's prior Report and prior to Targeted's current Report.

     4.3  Confidentiality.  Alkermes shall maintain in confidence, and shall not
          ---------------
          disclose to any Person or use for any purpose not expressly authorized by this Agreement, any information provided to Alkermes and/or the Auditor pursuant to this Section 4 and Section 6. Alkermes shall obtain written agreement from the Auditor, for Targeted's benefit, to be bound by the foregoing confidentiality obligation. Such confidentiality obligation shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, the confidentiality obligation shall not extend to the disclosure of data, documents or information to judicial, governmental or other official agencies, or in accordance with common practice, to the extent that such disclosure is required by any applicable securities laws or self regulatory agencies.

Section 5 Patent Rights

     5.1  Patent Prosecution.  Subject to the rights of Children's Hospital
          ------------------
          pursuant to the AAV License Agreement to prepare, file and prosecute patent applications related to the Licensed Patent Rights made solely by the employees of Children's Hospital, Targeted shall, in the first instance, have the sole and exclusive right to file any and all patent applications, both foreign and domestic, in the Licensed Patent Rights falling within the scope of this Agreement, and Targeted shall be responsible for all costs, fees and expenses incurred in connection with the filing, prosecution and maintenance of any such patent application and the maintenance of any patent issuing thereon. Any such patent shall be included within this Agreement as part of the Licensed Patent Rights.

     5.2  Notice of Patents.  Targeted shall notify Alkermes of the issuance of
          -----------------
          any Licensed Patent Rights, and any expiration, lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent Rights.

     5.3  Alkermes' Right to Prosecute Patents.  If, at any time during the term
          ------------------------------------
          of this Agreement, Targeted elects not to file a patent application or to abandon any pending patent application or any patent issued thereon, either foreign or domestic, in the Licensed Patent Rights it shall notify Alkermes of that decision at least two (2) months prior to any deadline for filing any response or taking any other action necessary to file or maintain any such application and/or patent in existence. Thereafter, Alkermes shall have the right and option to participate in the filing or prosecution of any such patent application and/or the maintenance of any such patent, at Alkermes' expense.

     5.4  Patent Prosecution after Bankruptcy Event or Termination.
          ---------------------------------------------------------
          Notwithstanding anything herein to the contrary and subject to the provisions of the AAV License Agreement, in the event Targeted shall become subject to a Bankruptcy Event or upon termination of this Agreement, all rights granted or deemed granted to Targeted under this
          Section 5 shall immediately terminate and Alkermes shall thereafter have the sole and exclusive right to file any and all patent applications, both foreign and domestic, in the Licensed Patent Rights falling within the scope of this Agreement.

Section 6 Due Diligence

     6.1 Targeted, during the entire term of this Agreement, shall utilize commercially reasonable efforts in proceeding with the development, manufacture, sale and commercial exploitation of Licensed Product(s), and in creating a supply and demand for same; provided, however, that Targeted shall be entitled to exercise prudent business judgment in meeting its reasonable diligence obligations hereunder.

     6.2 Targeted agrees to keep Alkermes informed of its progress on the commercial exploitation of Licensed Product(s) hereunder by annual reports due within sixty (60) days following the end of each calendar year.

Section 7  Patent Marking

     7.1 Targeted shall mark, and shall require its Sublicensee(s) to mark, each Licensed Product made and sold by it or by them with an appropriate patent marking identifying the pendency of any U.S. application and/or any issued U.S. or foreign patent forming any part of Licensed Patent Rights.

Section 8 Term and Termination

     8.1  Term.  This Agreement, and the rights, privileges and license granted
          ----
          herein, shall be in force from the Effective Date hereof and shall remain in full force and effect thereafter until the last to expire of Licensed Patent Rights unless sooner terminated in accordance with the provision set forth herein below.

     8.2  Termination by Targeted.  Targeted may terminate this Agreement and
          -----------------------
          concomitant future obligations upon thirty (30) days written notice to Alkermes.

     8.3  Termination by Alkermes.
          -----------------------

               (a) If Targeted shall cease to carry on its business, this Agreement shall terminate upon notice by Alkermes.

               (b) Should Targeted fail to make any payment whatsoever due and payable to Alkermes hereunder, Alkermes shall have the right to terminate this Agreement effective on thirty (30) days written notice, unless Targeted shall make all such payments to Alkermes within said thirty (30) day period. Upon the expiration of such thirty (30) day period, if Targeted shall not have made all such payments to Alkermes, the rights, privileges and license granted hereunder shall automatically terminate.

     8.4  Material Breach.  Upon any material breach or default of this
          ---------------
          Agreement by Targeted other than those occurrences set out in Section
          8.3 above, Alkermes shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on sixty (60) days written notice to Targeted. Such termination shall become automatically effective unless Targeted shall have cured any such material breach or default prior to the expiration of such sixty
          (60) day period. In the event that Alkermes asserts a breach of this Agreement under Section 6.1, this Agreement shall remain in full force and effect until the matter is resolved by the parties themselves or under arbitration as provided for under Section 18.

     8.5  AAV License Agreement.  This Agreement, and the rights, privileges and
          ---------------------
          licenses granted herein, shall terminate automatically upon the termination of the AAV License Agreement for any reason whatsoever.

     8.6   Survival.  In the event that this Agreement is terminated in
           ---------
           accordance with Section 8.2 or Section 8.3 or Section 8.4, the obligation of Targeted pursuant to Section 2.3 and of Targeted to deliver the Shares, the shares of Common Stock issuable upon the exercise of the Warrants, and the Issuance Agreement shall survive. In addition, Sections 4 and 15 shall survive expiration or termination of this Agreement for any reason. The Parties understand and agree that Targeted's obligation to pay royalties to Alkermes under this Agreement shall terminate in the event of a judicial determination by a decision of a tribunal of competent authority, where such decision is final or by lapse of time becomes final and unappealable, that no portion of the Licensed Patent Rights are valid and/or enforceable.

Section 9  Disposition of Licensed Products On Hand Upon Termination

     9.1 In the event of any termination of this Agreement, Targeted and its Sublicensees shall have the right to use or sell all the Licensed Products on hand at the time of such termination, provided that Targeted shall be obligated to pay to Alkermes a royalty on such sales as set forth in this Agreement if, at that time, there remains in existence any of Licensed Patent Rights covering the manufacture, use or sale of such Licensed Product(s).

Section 10 Patent Enforcement

     10.1  AAV License Agreement.  The Parties hereby acknowledge that under AAV
           ---------------------
           License Agreement, Alkermes has the affirmative obligation to inform the Children's Hospital of any infringement of any Licensed Patent Rights. Accordingly, each Party will promptly notify the other Party of any infringement or possible infringement of any of the Licensed Patent Rights or Licensed Materials. The Parties hereby further agree and acknowledge that under AAV License Agreement, Alkermes has the initial option to prosecute any such infringement, which option shall be assumed herein by Targeted.

     10.2  Defense of Licensed Patent Rights by Targeted.   If Alkermes shall
           ---------------------------------------------
           have supplied Targeted with written evidence demonstrating infringement of the Licensed Patent Rights by a third party, Alkermes may, by written notice, request Targeted to take steps to assert such Licensed Patent Rights against such infringing product. Targeted shall within ninety

           (90) days of the receipt of such notice either (a) cause such infringement to terminate or (b) initiate and continue legal proceedings against the infringer, or pursue other equivalent legal or patent remedies. Alkermes shall cooperate with Targeted, at Targeted's expense, in connection with any such action. Such cooperation shall include (without limitation) Alkermes' permitting Targeted to bring the action in Alkermes' name and Alkermes' executing any consents or assignments necessary or useful to permit Targeted to enforce the Licensed Patent Rights against the infringer.

     10.3  Defense of Licensed Patent Rights by Alkermes.   In the event
           ----------------------------------------------
           Targeted fails to terminate the infringement within the ninety (90) days of written notification from Alkermes informing Targeted of an alleged infringement, and does not institute litigation against the infringer for that purpose within such period, then Alkermes shall have the right to bring an action against the infringer for that purpose. Targeted shall cooperate fully with Alkermes, at Targeted's expense, in connection with any such action. Such cooperation shall include (without limitation) Targeted permitting Alkermes to bring the action in Targeted's name and Targeted's executing any consents or assignments necessary or useful to permit Alkermes to enforce the Licensed Patent Rights against the infringer.

     10.4  Patent Enforcement after Bankruptcy Event or Termination.
           ---------------------------------------------------------
           Notwithstanding anything herein to the contrary and subject to the AAV License Agreement, in the event Targeted shall become subject to a Bankruptcy Event or upon termination of this Agreement, all rights granted or deemed granted to Targeted under this Section 10 shall immediately terminate and Alkermes shall thereafter have the sole and exclusive right to assert the Licensed Patent Rights against any infringing product.

Section 11 Publicity

     11.1 The Parties agree that neither Party will use the name of the other Party, or any abbreviation thereof, expressly or by implication, or disclose the existence or nature of this Agreement, in any news, publicity release, advertisement or other public disclosure, without the express prior written approval of the other Party, such approval not to be unreasonably withheld. Notwithstanding the foregoing, each Party hereby consents to references to it (a) in such reports or documents sent to stockholders or filed with or submitted to any governmental regulatory agencies or bodies or stock exchanges or as may be required to obtain investment capital, or (b) pursuant to any requirements of applicable law or governmental regulations, provided that, in the event of any such disclosure, the Party making such disclosure shall afford the other party the prior opportunity to review the text of such disclosure, the other party shall promptly respond to the disclosing party, and the disclosing Party shall use its best efforts to comply with any reasonable requests by the other party regarding changes. The Parties agree that an announcement or press release relating to this Agreement will be made, and that they will coordinate such announcement or press release so that, to the extent both Parties intend to make such announcement or press release, such announcement or press release can be made contemporaneously by each Party.

Section 12 Waiver

     12.1 No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of the other party hereto shall be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

Section 13 Warranties

     13.1  Representations and Warranties by Alkermes.  Alkermes represents and
           ------------------------------------------
           warrants that:

           (a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Alkermes corporate action;

          (b) this Agreement is a legal and valid obligation binding upon Alkermes and enforceable in accordance with its terms, and the execution, delivery and performance of the Agreement by Alkermes does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

          (c) Alkermes has the lawful right to grant the sublicense set forth herein; and

         (d) to the best of Alkermes' knowledge, Alkermes is the exclusive licensee of the Children's Hospital Research Foundation/Children's Hospital, Inc. in respect of the Licensed Patent Rights and the Licensed Materials in all fields and that neither Alkermes nor to the best of Alkermes' knowledge, the Children's Hospital has granted any licenses, sublicenses, or other rights in respect of the Licensed Patent Rights or the Licensed Materials in the Fields of Use.

    13.2  Limitations on Warranties of Alkermes.
          -------------------------------------

          (a)  ALKERMES MAKES NO EXPRESS OR IMPLIED WARRANTIES OF
               MERCHANTABILITY OR FITNESS OF THE LICENSED PRODUCTS FOR ANY PARTICULAR PURPOSE.

          (b) Nothing in this Agreement shall be construed as: (i) a warranty or representation by Alkermes as to the patentability, validity or scope of any of the Licensed Patent Rights; (ii) except as provided in Section 13.1, a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or proprietary rights of third parties; or (iii) an obligation to bring or prosecute actions or suits against third parties for infringement.

    13.3  Representations and Warranties of Targeted.  Targeted represents and
          ------------------------------------------
          warrants that:

          (a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Targeted corporate action; and

          (b) this Agreement is a legal and valid obligation binding upon Targeted and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by Targeted does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

Section 14  Succession and Assignability

      14.1 This Agreement and the rights and benefits conferred upon Targeted hereunder may not be assigned nor transferred by Targeted without the prior written consent of Alkermes, except in the event of sale of all or a portion of the business of Targeted, in which event Targeted, upon written notification to Alkermes, may assign this Agreement to a wholly owned subsidiary or to a purchaser of substantially all of its assets relating to the subject matter of the Agreement.

      14.2 This Agreement shall be binding upon and inure to the benefit of the successors, representatives and assigns of the parties hereto.

Section 15  Indemnity

      15.1 Targeted agrees to indemnify, hold harmless and defend Alkermes, its officers, employees and agents, against any and all claims, suits, losses, damages, costs, fees and expenses, including reasonable attorneys' fees, resulting from or arising out of Targeted's exercise of its rights granted under this Agreement including, but not limited to, product liability, any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the production, manufacture, sale, lease, consumption, advertisement, possession, user or operation of Licensed Products by Targeted its Affiliates or its Sublicensees or their customers in any manner whatsoever.

      15.2 Alkermes agrees to indemnify, hold harmless and defend Targeted and its officers, employees and agents against any and all claims, suits, losses, damages, costs, fees and expenses, including reasonable attorneys' fees, resulting from or arising out of Alkermes' grant of the Sublicense granted under this Agreement including, but not limited to, any amounts payable by Alkermes to its licensor(s) of the Licensed Patent Rights or the Licensed Materials or other persons or entities having rights in respect of the Licensed Patent Rights or the Licensed Materials.

      15.3 In the event of any claim for which indemnification will be sought pursuant to Section 15.1 or 15.2, the indemnified party will give the indemnifying party prompt written notice of such claim. The indemnifying party shall have the sole right to control the defense and settlement of any such claim and shall not be liable for any settlement that the indemnifying party does not approve in writing in advance. The indemnified party will cooperate fully with the indemnifying party, at the indemnifying party's expense, in connection with the defense and settlement of any such claim.

      15.4 Prior to entering clinical trials, Targeted further agrees to obtain and maintain in force a comprehensive or commercial form general liability insurance policy supporting its obligations under Section
            15.1. This insurance shall provide Alkermes with insurance coverage that is commensurate with the insurance coverage that Alkermes would have otherwise been provided had Alkermes been named as additional insured on the Targeted's comprehensive general liability insurance, and provided for prior notice to Alkermes before cancellation. The limits of such insurance shall be commercially reasonable amounts for personal injury or death, and for property damage. Upon request, Targeted shall provide Alkermes with Certificates of Insurance evidencing the same.

Section 16  Notices

     16.1 Any payment, notice or other communication required or permitted to be given by either party hereto shall be deemed to have been properly given and be effective on the date of delivery if delivered, in writing, in person, by facsimile, by overnight mail or by first class certified mail with postage prepaid and return receipt requested to the respective address set forth below, or to such other address as either party shall designate by written notice given to the other party:

           In the case of Alkermes:


               Alkermes, Inc.
               64 Sidney Street
               Cambridge, MA  02139
               Telephone No. 617-494-0171
               Fax No. 617-494-9255 Attn:  Chief Financial Officer

           In the case of Targeted:


               Targeted Genetics Corporation
               1100 Olive Way, Suite 100
               Seattle, WA  98101
               Telephone No. 206-623-7612

                Fax No. 206-623-7064
                Attn:  President

Section 17  Arbitration; Applicable Law

      17.1  Arbitration.  All disputes that may arise, including, but not
            -----------
            limited to, disputes arising under Article 6.1, in connection with this Agreement and that are not resolved by the Parties shall be submitted to binding arbitration under the commercial rules and regulations then in effect under the American Arbitration Association rules relating to voluntary arbitrations. All costs of arbitration shall be divided equally between the Parties. The award shall be binding and conclusive on each of the Parties, and it may be enforced by the prevailing Party runs in any court of competent jurisdiction.

      17.2  Applicable Law.  In the event of any arbitration as provided in
            --------------
            Section 18.1 above, (i) the venue for the arbitration shall lie exclusively in the state and county of the principal executive offices of the Party against whom the arbitration is initiated, and
            (ii) the law governing this Agreement for purposes of the arbitration shall be the law of the state of the principal executive offices of the Party against whom the arbitration is initiated .

Section 18  Miscellaneous

      18.1  Headings.  The headings of the sections of this Agreement are
            --------
            inserted for convenience and reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      18.2  Effective Date.  This Agreement will not be binding upon the Parties
            --------------
            until it has been signed by, or on behalf of, each Party, in which event it shall be effective as of the Effective Date.

      18.3  Amendments.  No amendment or modification of this Agreement shall be
            ----------
            valid or binding upon the Parties unless made in writing and signed by each Party.

      18.4  Merger.  This Agreement embodies the entire understanding of the
            -------
            Parties and supersedes all previous communications, representations or understandings, either oral or written, including the Prior Agreement, between the Parties relating to the subject matter hereof.

      18.5  Severability.  If any provision, or provisions, of this Agreement
            ------------
            shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

      18.6  Counterparts.  This Agreement, may be executed in counterparts by
            ------------
            the Parties duly authorize respective officers, which counterparts collectively shall be deemed a single contract.

                    [Signatures appear on following page.]

     IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the date first above written.

                              ALKERMES, INC



                              By  _________________________________
                                  Name: ___________________________
                                  Title: __________________________


                              TARGETED GENETICS CORPORATION



                              By  _________________________________
                                  Name: ___________________________
                                  Title: __________________________